AMENDED AND RESTATED
                             SECURED PROMISSORY NOTE


    $3,200,000                                               March 13, 2003
                                                        Minneapolis, Minnesota

         For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, EP MEDSYSTEMS, INC., a New Jersey corporation ("EP MedSystems" or the "Company"), agrees to pay to the order of MEDTRONIC INTERNATIONAL LIMITED, a Delaware corporation, as successor-in-interest to Medtronic Asset Management, Inc. ("Medtronic"), or its registered assign ("Holder"), at 7000 Central Avenue, N.E., Minneapolis, Minnesota 55432, or such other address provided to EP MedSystems by written notice from Holder, the principal sum of Three Million Two Hundred Thousand Dollars ($3,200,000), or such lesser sum as is actually outstanding from time to time, plus interest from and after the date hereof on the unpaid principal balance outstanding from time to time at a rate, determined as of the date hereof and adjusted monthly thereafter, equal to three percentage points in excess of the prime rate in effect on the particular date of determination, as quoted by Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota (calculated on the basis of the actual number of days elapsed and a 360-day year), upon the terms and conditions specified below, plus accrued but unpaid interest from November 15, 2000 through and including the date hereof, as determined under that certain Secured Promissory Note of EP Medsystems in favor of Medtronic, dated November 15, 2000, in the original principal amount of $3,200,000.

         This Note is issued in connection with that certain Note Purchase Agreement, dated November 15, 2000, as amended by that certain First Amendment to Note Purchase Agreement of even date herewith, between Medtronic and EP MedSystems, as the same may be amended from time to time ("Note Purchase Agreement"). This Note is issued in substitution for and replacement of, but not in payment of, the Original Note. Payment of this Note is secured by a pledge of 300,000 shares of stock of Transneuronix owned David A. Jenkins ("Jenkins") pursuant to a Stock Pledge Agreement among Medtronic, EP MedSystems and Jenkins, dated as of November 15, 2000, and by the assignment of certain payments the Company may be entitled to receive pursuant to that certain Stock Purchase Agreement by and between the Company and Boston Scientific Corporation, a Delaware corporation ("Boston Scientific"), dated as of September 5, 2002 ("Boston Scientific Agreement").

1. Payment. Pursuant to the Boston Scientific Agreement, the Company may be entitled to receive payments from Boston Scientific from time to time. As set forth in the Note Purchase Agreement, and in any event within 5 days of receipt of any payments from Boston Scientific pursuant to the Boston Scientific Agreement, EP MedSystems shall forward such payment to Medtronic or the Holder, endorsed as necessary, for application to the obligations under this Note; provided however, that EP MedSystems shall only be required to forward such payments to Medtronic or the Holder in an amount not to exceed $1,000,000 in the aggregate. Payments under this Note shall be applied first to accrued but unpaid costs (as described in Section 4 hereof), then to interest and then to principal.

         If not paid earlier, the then outstanding principal of this Note and all accrued and unpaid interest thereon shall be repaid in full on April 1, 2004.

2. Prepayment. EP MedSystems may at any time, at its option upon at least five business days' written notice to the Holder, prepay this Note in whole or in part without premium. In the event EP MedSystems shall give notice of any such prepayment, such notice shall specify the principal amount to be prepaid and the date of the proposed prepayment, and thereupon such principal amount, together with accrued and unpaid interest thereon to the prepayment date, shall become due and payable on the prepayment date.

3. Events of Default. The entire principal amount outstanding, together with accrued interest shall, at the option of Medtronic or Holder, become immediately due and payable upon the occurrence of the following events, whether such occurrence shall be voluntary or involuntary or be effected by operation of law or otherwise (an "Event of Default"):

(a) if any principal of or interest on this Note is not paid when due, and such nonpayment continues for 10 days; or

(b) if EP MedSystems materially breaches any provision of the Note Purchase Agreement, and such default continues for a period of 30 days after notice thereof by Medtronic to EP MedSystems; or

(c) if EP MedSystems or Jenkins materially breaches any provision of the Stock Pledge Agreement referred to above, and such default continues for a period of 30 days after notice thereof by Medtronic to EP MedSystems and Jenkins; or

(d) if EP MedSystems materially breaches any provision of the agreements and instruments entered into with any institutional lender from which the Company may obtain financing from time to time, or receives such notice of any such breach from any such lender, and either (i) such default continues for a period of 30 days after notice thereof by such lender to EP MedSystems or (ii) such lender accelerates all or any portion of EP MedSystems' indebtedness to such lender or forecloses or takes similar action with respect to any collateral securing any such indebtedness; or

(e) if (i) any creditor of EP MedSystems commences any foreclosure, levy, attachment, or other action or proceeding to enforce or collect a judgment owed by EP MedSystems; or (ii) EP MedSystems makes an assignment for the benefit of creditors, or any order, judgment, or decree is entered adjudicating EP MedSystems bankrupt or insolvent; or (iii) EP MedSystems petitions or applies to any tribunal for the appointment of a trustee, receiver, or liquidator of EP MedSystems, or commences any proceedings relating to EP MedSystems under any bankruptcy, reorganization, insolvency, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; or (iv) an order, judgment, or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for more than 30 days; or (v) any order, judgment, or decree is entered in any proceedings against EP MedSystems decreeing the dissolution of EP MedSystems and such order, judgment, or decree remains unstayed and in effect for more than 30 days; provided that, upon the occurrence of any Event of Default in this paragraph 3(e), all amounts owing to Medtronic or Holder shall immediately and automatically become due and payable with no further action required by Medtronic or Holder.

EP MedSystems shall immediately notify Medtronic or Holder of the occurrence of any Event of Default. Upon the occurrence of an Event of Default, Medtronic or the Holder may, at its option, exercise any remedy available to it by agreement or under law, including exercising its rights as a secured creditor under the Uniform Commercial Code.

4. Costs of Collection. Upon default under any provision of this Note, EP MedSystems shall pay the costs, including reasonable attorneys' fees, of Medtronic or Holder of this Note in the pursuit of Medtronic's or Holder's remedies hereunder.

5. Waiver of Notices. EP MedSystems hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. No delay or failure on the part o Medtronic or Holder, or their respective agents or representatives, to collect this Note or to exercise any power or right in connection with its collection should operate as a waiver thereof, and such rights and powers shall be deemed continuous.

6. Amendment. No amendment, modification or waiver of any provision of this Note shall he effective unless the same shall be in writing and signed by Medtronic or Holder.

7. Governing Law. This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, without reference to the choice of law principles thereof.

         ACCORDINGLY, EP MedSystems has caused this Promissory Note to be signed by its authorized officer as of the date stated above.


                               EP MEDSYSTEMS, INC.


                               By: _/s/ Reinhardt Schmidt________
                                   Reinhard Schmidt
                                   Its: President and Chief Executive
                                        Officer

Attachment:


                   FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT is made as of the 13th day of March, 2003, by and between EP MEDSYSTEMS, INC., a New Jersey corporation (the "Company"), and MEDTRONIC INTERNATIONAL LIMITED, a Delaware corporation, as successor-in-interest to Medtronic Asset Management, Inc. ("Medtronic").

RECITALS:

         A. Medtronic and the Company are parties to that certain Note Purchase Agreement, dated as of November 15, 2000 (the "Note Purchase Agreement").

         B. Pursuant to the Note Purchase Agreement, Medtronic has loaned to the Company the original principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000).

         C. Through and including the date hereof, accrued interest is due and payable with respect to the original principal amount loaned by Medtronic.

         D. The Company has requested that Medtronic extend the maturity date of the Note and make certain other amendments to the Note Purchase Agreement and the Note, and Medtronic is willing to extend the maturity of the Note and to make certain other amendments on the terms and conditions as provided herein.

AGREEMENTS:

         IN CONSIDERATION of the premises and mutual covenants herein, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this First Amendment have the same meanings as set forth in the Note Purchase Agreement.

2. Amendments to Note Purchase Agreement. The Note Purchase Agreement shall be amended as follows:

(a) Amendment of Section 1.1. Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of "Note" and replacing it with the following:

                   ""Note" means the Amended and Restated Secured Promissory Note of the Company, dated as of March 12, 2003 payable to Medtronic, in the original principal amount of $3,200,000, in the form attached as Exhibit A hereto, as the same may be amended, modified, supplemented, restated or replaced from time to time."

(b) Further Amendment of Section 1.1. Section 1.1 of the Note Purchase Agreement is further hereby amended by adding the following:

                   ""Applicable Milestones" means the Milestones described in clauses (ii), (iii) and (iv) of Exhibit A to the Boston Scientific Agreement, as such milestones may be modified in accordance with Section 5.5 hereof."

                   ""Boston Scientific" means Boston Scientific Corporation, a Delaware corporation."

                   ""Boston Scientific Agreement" means that certain Stock Purchase Agreement, dated as of September 5, 2002, by and between the Company and Boston Scientific."

                   ""Boston Scientific Payments" shall mean all payments made to or for the benefit of the Company pursuant to the Boston Scientific Agreement, not to exceed an aggregate of $1,000,000."

                   ""Common Stock Purchase Agreement" means that certain Common Stock and Warrant Purchase Agreement by and between the Company and various purchasers, dated as of January 31, 2003."

                   ""EGS Entities" means EGS Private Healthcare Partnership, L.P., and EGS Private Healthcare Counterpart, L.P."

                   ""EGS Loans" shall mean the loans from the EGS Entities described in the Common Stock Purchase Agreement."

(c) Amendment of Section 2.1. The fourth and fifth sentences of Section 2.1 of the Note Purchase Agreement are hereby amended in its entirety to read as follows:

                   "2.1 Loan. The Note shall bear interest on the unpaid principal balance of the Loan outstanding from time to time, until the Note is fully paid, at an annual rate equal to three percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A., in effect from time to time. The Loan shall be secured by a pledge of 300,000 shares of stock of Transneuronix pursuant to the Pledge Agreement and by the assignment of the Boston Scientific Payments as set forth in Section 2.3 below."

(d) Addition of Section 2.3. The Note Purchase Agreement is hereby amended by the addition of the following Section 2.3:

                   "2.3 Assignment of Payments. To secure the payment in full of the Note and the performance of the Company's obligations under the Note and this Agreement, the Company hereby grants to Medtronic a first priority security interest in the Boston Scientific Payments; provided however, that upon Medtronic's receipt of $1,000,000 in the aggregate of such Boston Scientific Payments, Medtronic shall promptly release such security interest.

                           "(a) Upon its receipt of any Boston Scientific
                   Payments, the Company shall (a) immediately notify Medtronic of its receipt of such payment, (b) hold such payment in trust and safekeeping for Medtronic, and (c) within five (5) days of its receipt of such payment deliver to Medtronic the amount of such payment received. Amounts received by Medtronic pursuant to this Section 2.3 shall be applied to amounts payable pursuant to the Note, in accordance with the terms of the Note.

                           "(b) Upon the occurrence of an Event of Default, as
                   such term is defined in the Note, Medtronic shall have all rights of a secured creditor under the Uniform Commercial Code with respect to the Boston Scientific Payments. Medtronic may at any time file a financing statement or make any other notice it deems necessary to protect or perfect its security interest in the Boston Scientific Payments."

(e) Addition of Section 5.5. The Note Purchase Agreement is hereby amended by the addition of the following Section 5.5:

                   "5.5 Compliance with Boston Scientific Agreement. The Company shall use its commercially reasonable efforts to achieve each of the Applicable Milestones. If the Company receives any notice of termination pursuant to Section 8.3(ii) of the Boston Scientific Agreement from Boston Scientific, or if the Company terminates the Boston Scientific Agreement, which, in each case, occurs prior to the time an amount equal to the full amount of the Boston Scientific Payments is received by Medtronic, the Company shall promptly give written notice thereof to Medtronic specifying such failure or termination and such failure or termination shall be a default under this Agreement. The Company shall not materially amend the Boston Scientific Agreement or materially revise the Applicable Milestones under such agreement without the prior written consent of Medtronic, which consent shall not be unreasonably delayed or withheld."

(f) No Other Modification. Except as expressly amended by the terms of this
Section 2, all other terms of the Note Purchase Agreement shall remain unchanged and in full force and effect.

3. Amendment to Note. That certain Promissory Note, dated November 15, 2000, of the Company in favor of Medtronic in the original principal amount of $3,200,000 is hereby amended and restated as set forth in Exhibit A hereto. Except as expressly amended hereby, all other terms of the Note shall remain unchanged and in full force and effect.

4. Representations and Warranties. To induce Medtronic to enter into this Amendment, the Company represents and warrants to Medtronic as follows:

(a) The execution, delivery and performance by the Company of this Amendment and any other documents required to be executed and/or delivered by the Company by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Company's Articles of Incorporation or Bylaws, any agreement binding on or applicable to the Company or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Company or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Company or any of its property, other than the liens created by this Amendment.

(b) Subject to the information provided on Schedule A hereto, the representations and warranties contained in the Note Purchase Agreement are true and correct as of the date hereof as though made on the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

(c) There does not exist any default or Event of Default under the Note Purchase Agreement, the Note, the Stock Pledge Agreement or the Boston Scientific Agreement.

(d) The Company has provided to Medtronic true, correct and complete copies of the Boston Scientific Agreement and that certain License, Supply and Joint Venture Agreement by and between the Company and Boston Scientific.

(e) Without limiting the representations and warranties contained in this
Section 4, no information provided to Medtronic by the Company relating to or arising out of the Boston Scientific Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading.

(f) Subject to the terms of the Boston Scientific Agreement, the Company possesses the right to receive the Boston Scientific Payments free and clear of all liens and encumbrances.

(g) The EGS Loans have been converted into shares of common stock and warrants issued by the Company, the liens held by the EGS Entities have been released, and any financing statements perfecting such liens have been terminated.

5. No Other Modification. Except as expressly amended by the terms of this First Amendment, all other terms of the Note Purchase Agreement shall remain unchanged and in full force and effect.

6. Release. The Company hereby releases, acquits, and forever discharges Medtronic and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Medtronic from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of Medtronic existing or occurring prior to the date of this First Amendment or any instrument executed prior to the date of this First Amendment with respect to the indebtedness evidenced by the Note or with respect to any other document executed in connection with the Note Purchase Agreement (the "Loan Documents"). The provisions of this Section 6 shall survive payment of the Note and any other obligations of the Company under the Loan Documents and shall be binding upon the Company and shall inure to the benefit of Medtronic and its successors and assigns.

7. Estoppel. The Company represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character or nature whatsoever, fixed or contingent, which it may have or claim to have against Medtronic, which might arise out of or be connected with any act of commission or omission of Medtronic existing or occurring on or prior to the date of this First Amendment with respect to the indebtedness evidenced by the Note or with respect to any other Loan Document.

8. No Waiver. This First Amendment is not intended to operate as, and shall not be construed as, a waiver of any Event of Default whether known to Medtronic or unknown, as to which all rights and remedies of Medtronic shall remain reserved.

9. Payment of Expenses. The Company agrees to reimburse Medtronic upon demand for all out-of-pocket expenses, including attorneys' fees and expenses, incurred by Medtronic in connection with the drafting, negotiation and execution of this First Amendment, and all other documents executed in connection herewith; provided, however, that the Company shall not be obligated to reimburse such fees and expenses to the extent that they, in the aggregate exceed $3,000.

10. Binding Nature of Loan Documents. The Company acknowledges and agrees that the terms, conditions and provisions of the Note Purchase Agreement and of each document executed and delivered in connection therewith are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature. The Company hereby reaffirms and restates its duties, obligations and liability under the Note Purchase Agreement, the Note and each other document executed by it in connection with the Note Purchase Agreement.

11. References. From and after the date of this First Amendment, each reference in the Note Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Note Purchase Agreement, and each reference to the "Note Purchase Agreement", "thereunder", "thereof", "therein" or words of like import referring to the Note Purchase Agreement in any other document by the Company in connection with the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended hereby. From and after the date of this First Amendment, each reference to the "Note" or words of like import referring to the Note in the Note Purchase Agreement or in any other document by the Company in connection with the Note Purchase Agreement shall mean and be a reference to the Note as amended hereby.

12. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any executed counterpart of this First Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this First Amendment.

         THE PARTIES HAVE EXECUTED this First Amendment to Note Purchase Agreement in the manner appropriate to each as of the date and year first above written.

                           EP MEDSYSTEMS, INC.


                           By:        /s/ Reinhard Schmidt
                                  -------------------------------------------
                                    Name:    Reinhard Schmidt
                                    Title:   President and Chief Executive
                                                 Officer


                           MEDTRONIC INTERNATIONAL LIMITED


                           By:
                                   -------------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------

                                                             Schedule A

         The following is provided, as of March 12, 2003, as exceptions to the representations and warranties incorporated by reference into the First Amendment to Note Purchase Agreement from the Note Purchase Agreement, dated November 15, 2003, between the Company and Medtronic, dated as of March 12, 2003 (the "Agreement").

         Any terms defined in the Agreement shall have the same meaning when used in these Schedules as when used in the Agreement, unless the context otherwise requires.

   Outstanding Subscriptions, Warrants, Options or Other Rights or Commitments


     (i) On November 21, 2002, the Company received two $375,000 mortgage loans on the Company's West Berlin, N.J. corporate office building (the "Mortgage Loans"). The Mortgage Loans mature on January 15, 2006 (the "Maturity Date"), bear interest at a rate of 8.0 % per annum, and principal and interest thereon are initially and through December 31, 2003 convertible, at the lender's option, into Common Stock at a conversion price equal to $2.14, an amount in excess of the market price of the Common Stock on the date of the funding of the loan. Beginning January 1, 2004 through December 31, 2004, principal and unpaid interest are convertible into Common Stock at $2.50 per share. Beginning January 1, 2005 through the Maturity Date, principal and unpaid interest are convertible into Common Stock of Company at $3.00 per share.

     (ii) Subject to the terms of the Boston Scientific Agreement, Boston Scientific is required to purchase up to $2.5 million of the shares of the Company's common stock, based on the achievement of certain Milestones described in that agreement and at a purchase price calculated based on the market price of the Company's common stock. To date, the Company has achieved the first of those four milestones, and BSC purchased, in February, 2003, 311,915 shares of the Company's common stock at $1.603 per share.

      Developments or Changes that may Result in a Material Adverse Effect


         On January 9, 2003, the Company was advised by NASDAQ that it was not in compliance with the $10 million stockholders' equity standard for continued listing set forth in Marketplace Rule 4450(a)(3). Compliance with this new standard was required as of November 2002. The Company will request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. If the Company is unsuccessful in its appeal, it intends to apply for listing on the NASDAQ SmallCap Market. However, there can be no assurance that the Company will meet the listing standard requirements of the NASDAQ SmallCap Market.



 Indebtedness, Obligations or Liabilities Not Reflected in the Financial Statements


         The Financial Statements covering the period from December 31, 2001 through September 30, 2002 do not reflect obligations under contracts or commitments for which expenses have not yet been incurred, entered into or arisen in the ordinary course of business and, consistent with generally accepted accounting principles and with past practices, that individually or in the aggregate do not have a Material Adverse Effect.



         Proceedings to Revoke or Suspend the Listing of Common Stock on
                           The NASDAQ National Market


         On January 9, 2003, the Company was advised by NASDAQ that it was not in compliance with the $10 million stockholders' equity standard for continued listing set forth in Marketplace Rule 4450(a)(3). Compliance with this new standard was required as of November 2002. On February 20, 2003, the Company appeared at a hearing before a NASDAQ Listing Qualifications Panel to appeal the NASDAQ Staff Determination. If the Company is unsuccessful in its appeal, it intends to apply for listing on the NASDAQ SmallCap Market. However, there can be no assurance that the Company will meet the listing standard requirements of the NASDAQ SmallCap Market.

            Mortgages, Liens, Loans, Claims, Charges and Encumbrances


         In connection with the Mortgage Loans referred to above, the Company granted a first priority security interest in the building owned by the Company and located at 575 Route 73 North - Building D, West Berlin, New Jersey 08091.


                           Related Party Transactions


         Abhijeet Lele is a member of the Board of Directors of the Company and is a Managing Member of the General Partner of each of the EGS Entities that provided the EGS Loans.

                            ACKNOWLEDGMENT BY PLEDGOR

         The undersigned acknowledges the foregoing and agrees that the foregoing does not affect his obligations under that certain Pledge Agreement dated November 15, 2000 of the undersigned in favor of Medtronic, and that such Pledge Agreement continues in full force and effect and secures the Company's obligations under the Note Purchase Agreement and the Note as amended hereby and any extensions, renewals, amendments, restatements or supplements thereof.

                                               -------------------------------
                                                     David A. Jenkins